Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Theano Apostolou
Starz
Theano@starz.com
424.204.4052

STARZ ADDS DAVID WEIL TO EXECUTIVE TEAM AS EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

Beverly Hills, Calif. - June 24, 2014 - Chris Albrecht, CEO of Starz, announced that David Weil has joined the company as Executive Vice President and General Counsel, Business and Legal Affairs. Weil will be based in the Beverly Hills headquarters where he will be responsible for developing the strategic direction of business and legal affairs for the company, including the STARZ linear channels, affiliate negotiations, public company compliance management and the worldwide distribution and home entertainment businesses. He will take over from Executive Vice President, General Counsel and Secretary for Starz, Steve Beabout, who is retiring after 18 years as General Counsel, and report to Chris Albrecht.

“David is a talented and highly respected executive with a keen legal mind who has successfully dealt with issues and individuals at all levels of the entertainment industry,” said CEO Chris Albrecht. “We are looking forward to adding him to our executive team and working together to continue growing the Starz businesses. Steve Beabout has been an integral part of Starz’s growth and success over the many years he has led the company’s legal affairs. We thank him for his contributions and wish him the very best.”

“I’m truly pleased to join Chris and his accomplished team at Starz where they have had so much success and are well positioned to achieve even more,” Weil said. “This is an exciting opportunity for me, and I look forward to contributing in any way I can.”

Weil is an accomplished senior entertainment industry executive, with 10 years experience as CEO of Walden Media/Bristol Bay Productions, where he oversaw all aspects of the company’s operations, including strategic planning, production, marketing and outreach, finance, legal and business affairs.

Prior to that, Weil was a partner in the entertainment, sports and media department at the highly regarded international firm O’Melveny & Myers for 25 years, where he focused on the creation, operation and financing of entertainment and media companies. Weil served as Head of the firm’s Century City office. He specialized in the development, production, financing and distribution of all types of entertainment content for clients.

Weil graduated Phi Beta Kappa from Stanford University with a B.A. in Political Science, and holds an M.A in Politics and International Relations, from Brandeis University. He received his Juris Doctorate at Georgetown Law School.

In 2006, Weil was named an entertainment law Attorney of the Year by California Lawyer Magazine, and he has been named a Southern California Super Lawyer in entertainment law.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of March 31, 2014, STARZ and ENCORE serve a combined 56.3 million subscribers, including 21.9 million at STARZ, and 34.4 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air over 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television. Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties. Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.